Exhibit 99.1

Annual Meeting of Shareholders

Chicago, Illinois

May 5, 2010

Host:

Donald G. Southwell, Chairman, President and Chief Executive Officer

Slide 1 (Unitrin Building Scene)

We will begin the informal session.

Slide 2 (CEO’s Remarks)

If there was a theme for this presentation it would be, “what a difference a year makes”.

At last year’s meeting we reported net losses and a substantial decline of Shareholders’ Equity.

This year we are proud to report 2009 net income of $165 million and an increase in Shareholders’ Equity of $270 million. In the first quarter of 2010 the trend continued with net income of $48 million and an additional increase of $60 million in GAAP capital.

Last year at this time, we explained the decisions we had made to safeguard capital by removing risk from our balance sheet and challenging operating management to shore up short term results. The actions we took were correct and the plans were successfully executed.

Including the results for first quarter of 2010, we have four straight quarters of strong results and a much improved capital position. Certainly we were helped by a recovery in the financial markets and by fewer natural catastrophes, but our actions made a significant difference as well. There is still work to be done, but we are confident we are moving in the right direction.

Last year, during the first quarter, we closed on our acquisition of the Response Insurance group of companies and put Fireside Bank into run-off. We also completed the home office consolidation of Mutual Savings into our Career Agency operations. As the year progressed we took major steps towards the full integration of the Direct Response acquisition into Unitrin Direct’s operations.

This year during the first quarter, we announced an agreement in principle to sell Reserve National. Although that process did not result in our reaching a definitive agreement with the buyer, we have hired an investment banker to assist us in identifying a suitable, alternative buyer. Reserve National has performed well during the 10 plus years we have owned it, but the reality is that we do not have the necessary scale to compete effectively in the health insurance space in which it operates.

Last year we reduced our quarterly dividend from 47 cents to 20 cents in order to conserve capital.

This year we raised the first quarter’s dividend by 10 percent. This was intended to send a strong signal that we have substantially rebounded from the economic crisis and are confident about our future.

Before we get into more detail, let’s review some legal matters.

Slide 3 (Statements)

These are the obligatory statements that can be found, along with this presentation and a discussion of non-GAAP financial measures, in an 8-K report we filed with the SEC this morning. This presentation is being webcast live; a recording of the webcast and copies of the slides and script will be posted under “Archived Events” in the Investors portion of our website at Unitrin.com.

Slide 4 (Presentation Outline)

Today I will cover these areas. After a brief review of Unitrin’s profile, I will remind everyone about the challenges the 2008 landscape presented and highlight some of the specific actions we took to meet these challenges. Next I will review the results of our investments and our insurance operations, followed by an overview of our improved Capital Position. Finally I will run through our first quarter results and discuss our 2010 priorities.

Slide 5 (Unitrin Profile)

Here is what Unitrin looks like today. We are a top 40 P&C writer. Some people are surprised to learn that we are the 20th largest Personal Lines group in the U.S. We are also among the top 100 Life insurance groups in the U.S.

In 2009, we reported revenues of nearly $3 billion. About 65 percent of our revenue comes from our three property and casualty insurance businesses. Life and Health premiums of $651 million in 2009 included $127 million of premiums from Reserve National. Fireside Bank provided about 6% of revenues, but this percentage will continue to decline in future years.

At December 31, 2009, assets were almost $9 billion and we had over 7 thousand associates.

Slide 6 (Challenges Presented in 2008)

As I mentioned in my opening remarks, 2008 presented many challenges. Not that I want to relive 2008, but this is the exact slide we presented last year. It drives home the magnitude of the challenges we faced. Although we were encouraged that the underlying operations performed well, we knew the five items identified required extraordinary measures. 2008 was a terrible catastrophe year for Unitrin and the entire industry for that matter. Unitrin Direct reported a disappointing pre-tax loss of $45 million, coming off a similar loss the year before. Fireside Bank experienced a disappointing loss, although significantly improved over the prior year. The last two items on the list were the direct result of the extraordinary economic events that hit the U.S. and world economy.

Slide 7 (Extraordinary Measures)

This is a summary of the measures we took in 2009 to meet the challenges we faced. Most of these actions were started by the time we met last year, but they were not fully implemented and it was certainly too soon to see results. These actions, coupled with improvements in the financial markets and an easing of catastrophe experience, led directly to the improvements we have experienced. In the next couple of slides I will go into a little more detail about the Fireside decision and steps taken to improve results at Unitrin Direct.

Slide 8 (Fireside Bank)

In early 2009 we decided to put Fireside Bank into run-off. Prior to the recent challenges at the bank, Fireside had 25 consecutive years of profitability. Charge-off was elevated, regulatory requirements for capital were increased, and changes in the market had increasingly commoditized the business. It was no longer possible to produce an adequate return for the risk being taken. We stopped making loans, stopped accepting deposits and drastically reduced the footprint of the operation. The results have exceeded our expectations. Despite $11 million in restructuring expense, in 2009 Fireside’s net income improved by $17 million. Loan receivables decreased by $418 million and CD balances dropped by $428 million. Tier 1 capital grew to 21.3%. Not too long ago Fireside Bank was a big question mark in the eyes of many, now it has turned into a source of strength for Unitrin’s capital position.

Putting Fireside into run-off was a tough decision, but it was a decision that was best for Unitrin and its shareholders. I greatly appreciate all the Fireside employees. They have displayed great professionalism in a very difficult situation.

Slide 9 (Unitrin Direct)

Last year we said that 2008 was another disappointing earnings year for Unitrin Direct and promised to take strong action to improve profitability. The top part of this slide is taken from last year’s presentation. During 2009, we implemented these plans. We took strong rate increases and made significant underwriting changes. We accelerated the pace at which we integrated the latest two strategic acquisitions, which added scale, new products and new lines of distribution to Direct. We made a series of staff and office reductions and we reduced our marketing expenditures to make sure we had our fundamentals right before we resumed growth.

The bottom section of this slide shows the results of these actions. Both the loss ratio and the expense ratio improved, but we did have to give up some top line to achieve these gains. We expect to shrink some more this year as we seek a full year of profitability. We are also working to better target the right customers, provide an improved customer experience and improve customer retention. If these plans are achieved in 2010, we believe this company will be capable of profitable growth in 2011 and beyond.

Slide 10 (Investments)

The majority of our actions to reduce our investment risk took place in 2008 and the beginning of 2009. We greatly reduced our single biggest stock concentration, Northrop Grumman, from $706 million at the beginning of 2008 to $20 million at the end of the first quarter of 2010. We also sold most of our diversified stock portfolio in the fourth quarter of 2008. These actions took significant amount of risk off our balance sheet. In doing so, we increased our investments in income producing high-grade corporate and municipal bonds and reduced the volatility of the market fluctuations of our portfolio.

This slide illustrates the volatility we were exposed to in 2008 and the impact of the economic meltdown. We will always be exposed to investment losses, but the steps outlined helped to minimize the volatility at a time when our capital was strained and the future uncertain. As you can see, we have recovered a good bit of what we lost in 2008, but reducing volatility works both ways. Given the circumstances of the global financial crisis we had to reduce risk. We are comfortable with our portfolio now, but as we rebuild capital, we will consider investing in investments with more upside potential.

Slide 11 (Net Income by Segment)

Now that we’ve reviewed the major actions from last year, let’s take a look at how it all came together in our financials.

Starting in the first quarter of 2010, Reserve National was considered a discontinued operation, which means that its results are no longer included in the Life and Health segment. Accordingly, we renamed the Life and Health segment to the Career Agency segment.

In 2009 we had improvement in net income in every segment, going from $14 million in total segment net income to $185 million. Kemper, went from $13 million to $64 million of net income as a result of lower catastrophe losses and higher investment income. Unitrin Specialty’s net income went from $10 million to $23 million. Specialty is not very exposed to catastrophe losses, so most of this improvement came from operational improvements and higher net investment income. As we slowed the growth in this segment, the new business to renewal mix improved, resulting in lower loss and expense ratios.

With Unitrin Direct, we cut our loss from $32 to $5 million. The $5 million loss included pretax restructuring expenses of about $7 million. We are not happy with an operating loss of any amount, but the improvement is commendable. As I detailed earlier, the improvement comes primarily from an increase in rates and a reduction in marketing and employee expenses.

Career Agency’s net income improved from $45 million to $108 million. These numbers do not include $7 million for 2008 and $4 million for 2009 related to Reserve National. The primary drivers of this improvement were an increase in investment income and a reduction of catastrophe losses. Our career agents sell property insurance to our life insurance customers. In 2008, we were hit hard by hurricane losses. Since that time we made the decision to discontinue the sales of all new dwelling policies and to non-renew existing dwelling policies in coastal areas. We continue to sell contents only policies. Although it was a light catastrophe year in general, these actions contributed to lower catastrophe losses in 2009 and lower reinsurance costs. For the future it significantly reduces our catastrophe exposure and the volatility in earnings that comes with that “cat” exposure.

As I detailed earlier, Fireside Bank decreased its loss from $22 million to $5 million, and the $5 million included pretax restructuring charges of $11 million.

Slide 12 (Combined Ratios, X-CATS)

This slide shows combined ratios for our property and casualty operations, excluding the claims attributable to catastrophe losses. A combined ratio represents the percentage of premiums that are expended for claims and expenses, but excludes investment income. Since catastrophe losses can vary widely by year, it is helpful to look at the underlying combined ratio run-rates after excluding cat losses. As you can see, Kemper has consistently put up numbers in recent years in the low nineties. Kemper needs to run at these lower non-cat rates due to its sizable homeowners book which is subject to cat losses. Kemper’s management continually looks for ways to manage its cat exposure. Minimizing coastal exposures and monitoring roof-top concentrations are ways that this can be done. We also buy catastrophe reinsurance to protect us from exceptionally large events, primarily hurricanes, and earthquakes.

Unitrin Specialty, on the other hand, is not as prone to cat losses, as it only markets auto insurance. Specialty’s numbers were close to where they need to be in 2007, but have been running a little too high the last couple of years, due primarily to the higher loss ratios associated with a large increase in policies written in California. California new business has tapered quite a bit in the latter part of 2009 and first quarter of 2010, so we expect Specialty’s loss ratios to improve.

Unitrin Direct’s combined ratios have improved greatly, but are still too high. As mentioned earlier, we have a number of actions in place to reduce its combined ratios and move that company into a profitable position. Direct has now achieved slight net income for 3 consecutive quarters and we expect that it will be profitable for the full year in 2010.

Slide 13 (Career Agency Operations Provide Stability)

After a stumble in 2008, our Career Agency operations returned to strong profitability. The drop in 2008 was primarily the result of hurricane losses and investment losses. Recall that property insurance sold by Career Agents is included in the Career Agency segment. In 2008, this segment reported catastrophe losses of $42 million. Additionally, 2008 results dropped due to net investment losses from alternative investment market value declines. As discussed earlier, we discontinued sales of dwelling coverage and non-renewed coastal exposures. This will significantly lower our exposure to catastrophes in the future for this segment. Although cat losses improved significantly in 2009, the biggest driver of the improvement was higher Net Investment Income. We were pleased to earn $31 million of income in our alternative investment as opposed to a loss of $38 million in 2008.

With respect to the first quarter results, net income increased compared to 2009, due primarily to higher net investment income and to a lesser extent lower losses on property insurance.

Slide 14 (Unitrin Capital Structure)

Let’s now look at our capital structure.

At the end of the year we had total capitalization of nearly $2.5 billion and a debt to total capitalization ratio of 22.6 percent, down from 25.4 percent at the end of 2008. At the end of the first quarter, the ratio further improved to 22.1 percent.

Slide 15 (Unitrin Debt Structure)

We have $200 million in notes that come due in November of this year. We currently have the ability to pay down this debt in cash. We already have significant liquidity at the parent company. An additional source of funds are dividends from subsidiaries, including Fireside Bank. Its capital and liquidity continue to strengthen and it can readily afford to pay a dividend later this year; however, it is important to note that approval by the FDIC and CDFI (California Department of Financial Institutions) of any dividends will be required.

In October we put into place a three year $245 million revolving credit agreement to replace an expiring agreement. This revolver was undrawn at the end of 2009 and remains undrawn today. Putting this new agreement in place was a significant event for us, as it provides longer term liquidity and is a clear second option for repayment of the 2010 debt maturity.

As the capital markets continue to improve, we will consider whether to pay off or refinance the $200 million debt. It is comforting to be in a position to pay off the debt if that turns out to be our best option.

Slide 16 (Flexible Capital Position)

Our capital position provides a lot of flexibility. At the end of 2009, we had $88 million in cash and short term investments at the parent company. This amount grew to $124 million at the end of the most recent quarter. As mentioned earlier, we currently have the ability to pay off our $200 million of senior notes in cash. This would further reduce leverage and increase our capital flexibility going forward.

If conditions are favorable, and we decide to refinance all or a portion of the $200 million due this fall, we expect that our debt to capitalization ratio would still decline if Shareholders’ Equity grows, just as we have seen in the first quarter.

Our Career Agency group generates strong, stable cash flows that allow for predictable dividends to Unitrin parent company. And we expect to recover at least $235 million from our investment in Fireside bank over the next several years.

Slide 17 (1st Quarter Results)

For the first quarter, total revenues, excluding realized investment gains or losses, decreased by $20 million, primarily due to the Fireside Bank run-off. An anticipated decline in earned premiums was offset by an increase in net investment income. Although we would prefer to have premium growth, we will not do it at the expense of an adequate profit. We fully expect earned premiums to decline in 2010 as a result of actions we took to improve profitability.

Income from continuing operations, excluding realized investment gains or losses, was $47 million in 2010, up from $8 million last year. Net Income from every segment increased in the first quarter of this year compared to last year. Much of this improvement comes from net investment income, but the actions described throughout this presentation contributed. This is especially true for Unitrin Direct, which posted a slight profit, and Fireside Bank, which had a $13 million improvement.

Net income improved by even more—$54 million—as realized investment losses declined compared to last year. This marks our fourth straight quarter of strong operating results.

Slide 18 (2010 Operating Priorities)

I would like to close with some thoughts regarding the remainder of 2010.

We expect Fireside Bank to continue its run-off successfully. The riskiest part of the run-off is behind us, but we remain focused on the activities essential for success. By the end of the year, we project loans to be down to approximately $340 million and certificates of deposits to be at about $400 million.

We expect to complete a sale of Reserve National by the end of this year. Reserve National has been a solid company for a long time and we believe it will be a good fit for a health insurance company trying to increase scale to compete under the new healthcare reforms.

Unitrin Direct plans to turn a profit this year.

We plan to improve operating margins in our property and casualty businesses and further reduce leverage.

2010 will be another busy and important year for us, but we are up to the challenge and feel good about our prospects.

Slide 19 (Unitrin Building Scene)

That concludes the informal part of our meeting. Are there any questions?